EXHIBIT J

December 14, 2012

Richard M. Schulze
8500 Normandale Lake Boulevard, Suite 1750
Minneapolis, MN 55437

Dear Mr. Schulze:

Reference is made to the letter agreement (the “Agreement”), dated August 26, 2012, between Richard M. Schulze (“you”) and Best Buy Co., Inc., a Minnesota corporation (the “Company”).

1.	Each of you and the Company hereby agree that the Agreement is amended as follows:

a.	Amendment to Section 2(c). Section 2(c) is hereby amended and restated in its entirety to read as follows:

“As used in this Agreement, “Standstill Period” means the period from the date of this Agreement through October 31, 2013; provided, however, that

(i)           on or after February 1, 2013 through February 28, 2013 (such date, the “Proposal Deadline”, and such period, the “Proposal Period”), you and your affiliates may provide the Company with a Qualified Offer.  Neither you nor the Company shall be under any obligation to enter into negotiations with respect to such Qualified Offer.  Only after thirty days from the date on which you submit such Qualified Offer to the Company (or shorter period if the Company indicates in writing that it is not interested in negotiating such Qualified Offer), may you publicly seek to obtain shareholder approval, support or endorsement of the Qualified Offer, which approval, support or endorsement shall include, but not be limited to, seeking to change the composition of the Board of Directors through the solicitation of proxies for such purpose at the 2013 Annual Meeting or a special meeting of the Company’s shareholders (and in furtherance of the foregoing, you may seek to call a special meeting of the Company’s shareholders pursuant to the terms of the By-Laws of the Company, including by the solicitation of consents to call a special meeting) and in each case you may vote or consent; provided, that such proxy statement must state that if the slate of directors you are proposing are elected to the Board of Directors, then you expect that such newly constituted Board of Directors will, subject to their fiduciary duties, consider the Qualified Offer.  In connection with any such solicitation, nothing in this Agreement shall prevent you from issuing statements advocating the merits of your plans and proposals, so long as such statements are factually accurate.  The Company agrees that during the Standstill Period it will not propose or implement any changes to the Company’s Amended and Restated By-Laws or Amended and Restated Articles of Incorporation that would change, revise or amend in any way the manner in which a special or regular meeting of shareholders may be called or conducted.

(ii)           at any time following the execution of this amendment to the Agreement unless you have (i) sought to obtain shareholder approval, support or endorsement of the Qualified Offer (as further described in Section 2(c)(i) above) or (ii) materially violated the terms of this Section 2, the Company shall, promptly upon your prior written request, take all necessary action to cause to be elected to the Board of Directors that number of your nominees (chosen from a list of nominees provided by you (all such nominees shall satisfy the director qualification standards set forth on the Company’s website on the date hereof by the Company’s Nominating, Corporate Governance and Public Policy Committee (and disregarding any additional director search criteria that may be set forth on the Company’s website) and a majority of such nominees shall meet the definition of independence as defined by the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934) that is one greater than the number of nominees to be elected), so long as you own, inclusive of family trusts in which you may not have beneficial ownership, not less than 20% of the Company, equal to the greater of (A) two and (B) the number of Board members that is proportional (after giving effect to any increase in the size of the Board as contemplated by this Section 2(c)(ii)) to your percentage ownership in the Company (provided that fractions of .5 or higher shall be rounded up to the next whole number); provided, however, that in connection with the election of your nominees as provided in this Section 2(c)(ii), the Company may increase the number of directors on the Company’s Board of Directors by the number of your nominees elected to the Board.  For the avoidance of doubt, upon providing your written notice to cause your nominees to be elected to the Board of Directors, you will no longer be entitled to take the actions specified in Section 2(c)(i) of this Agreement.”

b.
Amendment to Section 2(e).  Section 2(e) is hereby amended by (i) deleting “or a Subsequent Qualified Offer” and (ii) replacing the cross reference to “Section 2(c)(ii)” with a cross reference to “Section 2(c)(i)”.

c.	Amendment to Section 3. Section 3 is hereby amended by deleting “For twelve (12) months from the date hereof” and inserting in its place “During the Standstill Period”.

d.
Amendment to Section 4(c).  Section 4(c) is hereby amended by (i) in the second sentence, inserting “from January 1, 2013 through the Proposal Deadline” immediately following “In addition,” and (ii) deleting the third sentence in its entirety.

e.	Addition of a new Section 4(e). A new Section 4(e) is hereby added and shall read as follows:

“The Company represents that simultaneous with the execution of the amendment to this Agreement (i) the Board of Directors duly adopted the Resolutions of the Board of Directors and (ii) the Committee of Disinterested Directors duly adopted the Resolutions of the Committee of Disinterested Directors, a copy of each of which has been provided to you in connection with your execution of the amendment to this Agreement.”

f.
Amendment to Section 5(a).  Section 5(a) of the Agreement is hereby amended by deleting the reference to “by the Proposal Deadline” and inserting in lieu thereof a reference to “during the Proposal Period”.

g.	Amendment to Section 5(b). Section 5(b) of the Agreement is hereby deleted in its entirety.

h.	Amendment to Section 9. Section 9 of the Agreement is hereby amended and restated in its entirety to read as follows:

“Each party’s obligations under this Agreement expire upon the earlier of (i) October 31, 2013 and (ii) the completion of a Transaction.”

i.	Amendment to Sections 1(b), 2(a)(ix) and 2(d).

i.	Section 1(b) of the Agreement is hereby amended by deleting the phrase “and a Subsequent Qualified Offer”.

ii.
Section 2(a)(ix) of the Agreement is hereby amended by (i) replacing the phrase “either a Qualified Offer or a Subsequent Qualified Offer” with “a Qualified Offer” in the 5th and 8th lines (ii) deleting “or Subsequent Qualified Offer” in the 10th and 12th lines and (ii) deleting “and Subsequent Qualified Offer” in the 11th line.

iii.	Section 2(d) of the Agreement is hereby amended by deleting the phrase “or Subsequent Qualified Offer”.

2.
You understand and agree that any potential equity and debt financing source who participates in a Qualified Offer must agree in writing (in an instrument signed by you, the Company and any such party) to be bound by the terms of the Agreement, as amended by this amendment to the Agreement, pursuant to the terms of Section 2(d).

3.
The Company shall use its commercially reasonable efforts to promptly amend the confidentiality agreements entered into with potential equity and debt financing sources pursuant to Section 2(d) to reflect the terms of this amendment to the Agreement.

4.	The Company and you agree to issue jointly the press release attached hereto as Annex I following execution of this amendment to the Agreement.

5.	Except for the foregoing amendments, the provisions of the Agreement shall continue in full force and effect in accordance with the terms thereof.

6.
This amendment to the Agreement shall be governed by all of the provisions of the Agreement, unless the context otherwise requires, including but not limited to all provisions concerning construction, enforcement and governing law.

[The next page is the signature page.]

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this amendment to the Agreement, whereupon this amendment to the Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours, BEST BUY CO., INC.

By	/s/ Hubert Joly
	Name:	Hubert Joly
	Title:	CEO

CONFIRMED AND AGREED TO:

RICHARD M. SCHULZE

/s/ Richard M. Schulze

[Signature Page to the Confidentiality Agreement Amendment]